Winderweedle, Haines, Ward & Woodman, P.A.
390 North Orange Avenue
Suite 1500
Orlando, Florida 32801

April 25, 2007
Web2 Corp.
100 West Lucerne Circle
Suite 600
Orlando, Florida 32801

Gentlemen:

We have acted as counsel for Web2 Corp., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) to register under the Securities Act of 1933, as amended (the “Securities Act”), the issuance and sale of 250,000 shares of common stock, par value $.001 per share, of the Company (collectively, the “Shares”) that may be issued and sold by the Company pursuant to certain resolutions adopted by its Board of Directors on February 21, 2007 (collectively, the “Resolutions”). This opinion letter is rendered pursuant to Item 8 of Form S-8 and Item 601(b)(5) of the Commission’s Regulation S-B.

We have examined the Company’s Certificate of Incorporation, as amended, the Bylaws of the Company, records of proceedings of the Board of Directors and stockholders of the Company deemed by us to be relevant to this opinion letter, the Registration Statement and other documents and agreements we deemed necessary for purposes of expressing the opinion set forth herein. We also have made such further legal and factual examinations and investigations as we deemed necessary for purposes of expressing the opinion set forth herein.

As to certain factual matters relevant to this opinion letter, we have relied conclusively upon originals or copies, certified or otherwise identified to our satisfaction, of such other records, agreements, documents and instruments, including certificates and statements of officers of the Company and of public officials, as we have deemed appropriate as a basis for the opinion hereinafter set forth. Except to the extent expressly set forth herein, we have made no independent investigations with regard to matters of fact, and, accordingly, we do not express any opinion as to matters that might have been disclosed by independent verification.

Web2 Corp.
April 25, 2007

This opinion letter is provided to the Company for its use solely in connection with the Registration Statement and may not be used, circulated, quoted or otherwise relied upon by any other person or for any other purpose without our express written consent, except that the Company may file a copy of this opinion letter with the Commission as an exhibit to the Registration Statement. The only opinion rendered by us consists of those matters set forth in the sixth paragraph hereof, and no opinion may be implied or inferred beyond that expressly stated. This opinion letter is rendered as of the date hereof, and we have no obligation to update this opinion letter.

Our opinion set forth below is limited to the General Corporation Law of the State of Delaware, applicable provisions of the Constitution of the State of Delaware and reported judicial decisions interpreting such General Corporation Law and Constitution. We do not express any opinion herein concerning any other laws.

Based on the foregoing, it is our opinion that the Shares to be offered, issued and sold in accordance with the Resolutions, are duly authorized and, when issued by the Company in accordance with the Resolutions, will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Winderweedle, Haines, Ward & Woodman, P.A.
Winderweedle, Haines, Ward & Woodman, P.A.